John C. Gerspach
Chief Financial Officer
Citigroup Inc.
399 Park Avenue
New York, NY 10022

July 21, 2010

VIA EDGAR CORRESPONDENCE

Kevin W. Vaughn

Securities and Exchange Commission

100 F Street, NE

Mail Stop 4561

Washington, DC 20549-7553

Re:                             Citigroup Inc.

Form 10-K for Fiscal Year Ended December 31, 2009

Filed February 26, 2010

Form 10-Q for the Period Ended March 31, 2010

Filed May 5, 2010

File No. 001-09924

Dear Mr. Vaughn:

This letter is to inform you that we currently intend to file Citigroup’s responses to the comments of the Staff contained in the Staff’s letters dated July 16, 2010 and July 20, 2010 on August 6, 2010.

Sincerely,

/s/ John C. Gerspach
John C. Gerspach
Chief Financial Officer